HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
SUPPLEMENT NO. 1 DATED MARCH 31, 2011
TO THE PROSPECTUS DATED FEBRUARY 9, 2010

This document supplements, and should be read in conjunction, with, the prospectus of Hartman Short Term Income Properties XX, Inc. (the “Company”) dated February 9, 2010.  Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	Status of our public offering;

(2)	Declaration of Distributions;

(3)	Acquisition of a shopping center in Richardson, Texas;

(4)	Placement of debt on Richardson Heights Shopping Center;

(5)	Revisions to our Risk Factors;

(6)	Clarification of Directors and Executive Officers Section;

(7)	Clarification of Advisory Agreement;

(8)	Revisions to Conflicts of Interest

(9)	Revisions to Certain Conflict Resolution Procedures

(10)	Revision to Meetings and Special Voting Requirements;

(11)	Revision to Restrictions on Roll-Up Transactions;

(12)	Update of the Subscription Process;

(13)	Update of Minimum Offering Section

(14)	Incorporation by reference of certain information into our prospectus;

(15)	Modified form of Subscription Agreement.

1.	Status of Our Public Offering

We commenced our initial public offering of 27,500,000 shares of common stock on February 9, 2010.  Of these shares, we are offering 25,000,000 shares in a primary offering and have reserved and are offering 2,500,000 shares pursuant to our distribution reinvestment plan.  Pursuant to the terms of the offering, we were required to deposit all subscription proceeds in escrow pursuant to the terms of the Escrow Agreement with Trustmark Bank until we received subscription aggregating at least $2,000,000.  As of December 20, 2010, we had satisfied these conditions of the Escrow Agreement.  As of March 31, 2011 we had accepted investors’ subscriptions for, and issued, 492,089 shares of our common stock in the offering.

We will offer shares of our common stock pursuant to the offering until February 9, 2012, unless all shares being offered have been sold, in which case the offering will be terminated.  If all of the shares we are offering have not been sold by February 9, 2012, we may extend the offering as permitted under applicable law.  In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified.  The offering must be registered in every state in which we offer or sell shares.  Generally, such registrations are for a period of one year.  Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.  We reserve the right to terminate this offering at any time prior to the stated termination date.

2.	Distributions Declared

On December 17, 2010, our Board of Directors authorized the payment of cash distributions to the Company’s shareholders, contingent upon the acquisition of the joint venture interest described below under Acquisition of Richardson Heights Shopping Center by Hartman Richardson Heights Properties, LLC.  Distributions will (i) accrue daily to the Company’s shareholders of record as of the close of business each day commencing one day following the close of the acquisition of the joint venture interest and the property acquisition by the joint venture, (ii) be payable in cumulative amounts on or before the 20th day of each calendar month and (iii) be calculated at a rate of $0.001918 per share of common stock per day, a rate which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $10.00 per share of common stock.

3.	Acquisition of Richardson Heights Shopping Center by Hartman Richardson Heights Properties, LLC

On December 28, 2010, we entered into the operating agreement of Hartman Richardson Heights Properties LLC (the “Joint Venture”) with Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”).  We made an initial capital contribution to the Joint Venture of $1.915 million representing a 10% interest in the Joint Venture.  Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”), the other member of the Joint Venture is a REIT that is managed by affiliates of our advisor and real property manager.  Hartman XIX made capital contributions totaling $17.235 million to the Joint Venture representing a 90% interest therein.  The Company’s board of directors unanimously approved our entering into the Joint Venture.

On December 28, 2010, the Joint Venture purchased the Richardson Heights Shopping Center (“Richardson Heights”) for $19.15 million on an all cash basis from an unaffiliated seller, LNR Partners, LLC.  The property is located at 100 South Central Expressway in Richardson, Texas, a suburb of Dallas.  It contains 201,433 square feet of rentable space and is currently 57.6% leased by 32 tenants who occupy 115,940 square feet.  Richardson Heights was built in 1958 and was renovated in 2008.  The average rent for the occupied space is $16.73 per square foot.

Significant Tenants

The following table sets forth information about the ten largest tenants as of December 31, 2010, based upon the current monthly base rent annualized at December 31, 2010:

Tenant Name	2010 Gross Annualized Base Rent	Rentable Square Feet	Initial Lease Date	Year Expiring
TJ Maxx – discount retail	$265,548	27,953	3/1988	2015
Party City – specialty retail	213,900	12,400	9/1993	2013
Jack In The Box – restaurant	150,000	Pad site	7/1985	2012
Taj Mahal Imports – specialty retail	139,824	15,817	7/2000	2016
Texas Palominas – restaurant	138,948	12,000	10/2008	2016
McDonalds – restaurant	95,148	Pad site	3/2002	2022
Poshak Fashions – specialty retail	68,868	3,826	12/2002	2013
Mediterranean Café & Bakery – restaurant	62,892	3,250	7/2002	2015
7-Eleven – convenience store	58,800	Pad site	8/2000	2020
Payless ShoeSource – specialty store	53,220	2,534	7/1991	2012
	$1,247,145

4.	Placement of Debt on Richardson Heights Shopping Center

On January 31, 2011, Hartman Richardson Heights Properties, LLC, entered into a loan agreement with Texas Capital Bank (“TCB”) for a loan in the amount of $9,575,000.  The loan is secured by a deed of trust lien on the Richardson Heights Shopping Center.  The loan has a 3 year term and bears interest at the greater of 5.5% or TCB’s base rate plus 1%.  The current interest rate is 5.5%.

5.	Risks Related to Conflicts of Interest

The risk factor captioned “ Risks Related to Conflicts of Interest – Our advisor’s executive officers and key personnel of Hartman-affiliated entities that conduct our day-to-day operations and this offering will face competing demands on their time, and this may cause our return to suffer” on page 36 of the prospectus is superseded and replaced as follows:

Risks Related to Conflicts of Interest – executive officers and key personnel of our advisor and property manager will face competing demands on their time, and this may cause our return to suffer.

We rely upon the executive officers and employees of our advisor and our property manager to conduct our day-to day operations and this offering.  These persons also conduct the day-to-day operations of other Hartman-sponsored programs and may have other business interests as well.  Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities.  During times of intense activity in other programs and ventures, they may devote less time and resources to our business than is necessary or appropriate.  If this occurs, we may lose the opportunity to enter into or renew a lease or to purchase or sell a property and the returns on our investments may suffer.  Our advisor holds a fiduciary relationship to us and to our shareholders and will endeavor to avoid putting us in a situation where we would lose an economic opportunity due to the inability of our advisor or property manager to perform a necessary task.  If our advisor or our property manager were to fail to perform a task necessary to us, our advisor or property manager could be in breach of a fiduciary duty to us and our shareholders.

6.	Directors and Executive Officers

The following information supersedes and replaces its entirety the table on page 60 of the prospectus in the section of our prospectus captioned “Management – Directors and Executive Officers”:

The following table sets forth certain information concerning our directors and executive officers as of the consummation of this offering:

Name	Age	Position
Allen R. Hartman	57	Chairman of the Board, Chief Executive Officer, President
Louis T. Fox, III	49	Chief Financial Officer, Treasurer
James H. Stokes, Jr.	52	General Counsel, Secretary
Jack I. Tompkins	63	Independent Director
Larry A. Bouffard	76	Independent Director

7.	The Advisory Agreement

The following information supersedes and replaces in its entirety the first paragraph after the bullet points on page 67 of the prospectus in the section captioned “The Advisory Agreement”:

The advisory agreement will have a one-year term that may be renewed for an unlimited number of successive one-year periods. It will be the duty of our board of directors to evaluate the performance of our advisor before entering into or renewing an advisory agreement. The criteria used in such evaluation, including consideration of the reasonableness of advisor compensation in relation to the return to investors, will be reflected in the minutes of such meeting. In addition, either party may terminate the advisory agreement upon 60 days’ written notice without cause or penalty. If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.

8.	Lack of Separate Representation

The following section is added to the prospectus immediately following the section captioned “Conflicts of Interest-Property Manager” on page 81 of the Prospectus:

Irvine Venture Law Firm LLP and James H. Stokes, Jr., our General Counsel, each act, and may in the future act, as counsel to us, Hartman Advisors, Hartman Income REIT Management, Inc. and their affiliates in connection with the Offering.  There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Irvine Venture Law Firm, LLP or James H. Stokes, Jr. may be precluded from representing any one or all of such parties.  In the event that a dispute were to arise between us, Hartman Advisors, Hartman Income REIT Management, Inc. or any of our respective affiliates, separate counsel for such matters will be retained as and when appropriate.

9.	Certain Conflict Resolution Procedures

The following information supersedes and replaces in its entirety the section of our prospectus captioned” Conflicts of Interest – Certain Conflict Resolution Procedures- Loans” beginning on page 84 of the prospectus:

We expect our independent directors to act on all matters in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders. In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to conflicts of interest, including the following:

Loans.                 We will not make any loans to our sponsor, our advisor, any of our directors or any of their respective affiliates. In addition, our sponsor, our advisor, our directors and their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

The following information supersedes and replaces in its entirety the section of our prospectus captioned” Conflicts of Interest – Certain Conflict Resolution Procedures- Allocation of Investment Opportunities” on page 85 of the prospectus:

Allocation of Investment Opportunities. In the event of a potential conflict in acquiring a property, Hartman Advisors and HIR Management will offer the first opportunity to purchase properties to be developed to other Hartman sponsored entities and will offer the first opportunity to purchase all other commercial rental properties to us. Our independent directors will have the opportunity to vote on whether to purchase the property made available on the terms offered.  It is the duty of the directors, including the independent directors, to insure that such method of allocating investment opportunities is fairly applied to us.

10.	Meetings and Special Voting Requirements

The following information supersedes and replaces the fifth paragraph in the section of our prospectus captioned “Description of Shares - Meetings and Special Voting Requirements” beginning on page 113 of the prospectus:

Holders of shares of our common stock are entitled to receive a copy of our stockholder list upon request in connection with the exercise of their voting rights or for other proper and legitimate purposes. Such list may not be used to solicit the acquisition of our shares or for another commercial purpose other than in the interest of the stockholders relative to our affairs. The list provided by us will include each common stockholder’s name, address and telephone number and the number of shares owned by each common stockholder, and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Holders of shares of our common stock and their representatives shall also be given access to our bylaws, minutes of the proceedings of stockholders, our annual report and any voting trust agreements that we have on file, at reasonable times. We have the right to ask that a requesting stockholder represent to us that the list and those records identified above will not be used to pursue commercial interests.

11.	Restrictions on Roll-Up Transactions

The following information supersedes and replaces the second paragraph in the section of our prospectus captioned “Restrictions on Roll-Up Transactions” beginning on page 120 of the prospectus:

In connection with any proposed Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.  The appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the Roll-up Transaction.

12.	Subscription Process

The following information supersedes and replaces the section of our prospectus captioned “Subscription Process” beginning on page 132 of the prospectus:

We will sell shares of our common stock when subscriptions to purchase shares are received and accepted by us. If you meet our suitability standards, you may subscribe for shares by completing and signing a subscription agreement, like the one contained in this prospectus as Exhibit B, according to its instructions for a specific number of shares and delivering to us a check for the full purchase price of the shares. Until such time as we have raised the minimum offering amount, your subscription payments will be placed in an account held by the escrow agent, Trustmark National Bank, at Jackson, Mississippi, and you should make your check payable to “Trustmark National Bank, Escrow Agent for Hartman Short Term Income Properties XX, Inc.” Once we have raised $2,000,000, you should make your check payable to “Hartman Short Term Income Properties XX, Inc.,” except that New York and Pennsylvania investors should follow the instructions below under “Minimum Offering.” You should exercise care to ensure that the subscription agreement is filled out correctly and completely. By executing the subscription agreement, you will acknowledge that:

•	you have received this final prospectus;

•	you accept and agree to the terms of our charter;

•	you meet the net worth and net income requirements described in this final prospectus;

•	you are purchasing the shares for your own account;

•
if you are a Kansas resident, the Office of the Kansas Securities Commissioner recommends that your aggregate investment in our shares and similar direct participation investments should not exceed 10% of your liquid net worth. For these purposes, “liquid” net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities;

•
if you are an Alabama, Kentucky, Massachusetts, Michigan or Pennsylvania resident, your investment in us and other similar direct participation programs does not exceed 10% of your liquid net worth and that you meet one of our suitability standards;

•	if you are a Missouri or Tennessee resident, your aggregate investment in us does not exceed 10% of your liquid net worth and that you meet one of our suitability standards;

•
if you are an Iowa, Massachusetts, Michigan, Nebraska, Ohio or Pennsylvania resident, your investment in us and other Hartman-sponsored real estate programs does not exceed 10% of your liquid net worth and that you meet one of our suitability standards; In the case of Iowa and Nebraska residents, Shares will only be sold to investors who have a minimum Net Worth of $100,000 (exclusive of home, auto and furnishings) and annual income of $70,000 or, in the alternative, a Net Worth of $350,000 (exclusive of home, auto and furnishings);

•
if you are a California resident, your aggregate investment in us does not exceed 10% of your liquid net worth and that you have an annual gross income of at least $70,000 and a net worth of at least $120,000; and

•	there is no public market for our shares.

We include these representations in our subscription agreement in order to prevent persons who do not meet our suitability standards or other investment qualifications from subscribing to purchase our shares. See also the section of this prospectus captioned “How to Subscribe”.

Subscriptions will be effective upon either our: (1) acceptance and countersigning of the subscription agreement or (2) admission of the investor as a stockholder, both of which will be evidenced by sending a confirmation of our acceptance of the purchase to the investor.  The date of acceptance will be the date that we admit the investor as a stockholder, which may or may not be the date on which the corresponding confirmation is sent. We reserve the right to reject any subscription in whole or in part, notwithstanding our deposit of the subscription proceeds in an escrow or company account. We may not accept a subscription for shares until at least five business days after the date you receive this final prospectus. Subject to compliance with Rule 15c2-4 of the Exchange Act of 1934, as amended, our dealer manager and the broker-dealers participating in the offering will submit an investor’s check promptly to the escrow agent or to us, as applicable.

We will accept or reject subscriptions within 30 days after we receive them. If your subscription agreement is rejected, your funds (including interest, to the extent earned) will be returned to you within ten business days after the date of such rejection. If your subscription is accepted, you will receive a confirmation of your purchase after you have been admitted as an investor. After raising the minimum offering amount, we expect to admit new investors at least monthly.

13.	Minimum Offering

The following information supersedes and replaces the section of our prospectus captioned “Minimum Offering” beginning on page 133 of the prospectus:

Subscription proceeds were placed in escrow until such time as subscriptions to purchase at least $2.0 million of shares of common stock were received and accepted by us (the “Minimum Offering”), which occurred as of December 20, 2010. Any shares purchased by our advisor or its affiliates will not count in calculating the Minimum Offering. Funds in escrow will be invested in short-term investments, which may include obligations of, or obligations guaranteed by, the U.S. government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation. Subscribers may not withdraw funds from the escrow account.

If the Minimum Offering had not been received and accepted by February 9, 2011 (one year after the date of this prospectus), our escrow agent would have promptly notified us, and we would have terminated this offering and your funds (including interest, to the extent earned) and subscription agreement would have been returned to you promptly after the date of such termination. In such event, our escrow agent was obligated to use its best efforts to obtain an executed Internal Revenue Service Form W-9 from each subscriber whose subscription is rejected. In the event that a subscriber fails to remit an executed Internal Revenue Service Form W-9 to our escrow agent prior to the date our escrow agent returns the subscriber’s funds, our escrow agent will be required to withhold from such funds 28.0% of the earnings attributable to such subscriber in accordance with Treasury Regulations. Interest will accrue on funds in the escrow account with respect to states such as Pennsylvania in which a higher minimum offering applies as applicable to the short-term investments in which such funds are invested. During any period in which subscription proceeds are held in escrow, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Such interest will be paid to subscribers upon the termination of the escrow period. We will bear all expenses of escrow and, as such, the interest to be paid to any subscriber will not be reduced for such expense.

Subscription proceeds received from residents of New York were to be placed in a separate interest-bearing account with the escrow agent until subscriptions aggregating at least $2.5 million had been received and accepted by us. If we had not received and accepted subscriptions aggregating at least $2.5 million by the end of the offering period, subscriptions of New York residents would have been returned to them within ten business days after the last day of the offering period. (Until we raised $2.5 million, New York investors were to make their checks payable to “Trustmark National Bank, Escrow Agent for Hartman Short Term Income Properties XX, Inc.”) Now that we have raised the New York minimum, New York investors should make their checks payable to “Hartman Short Term Income Properties XX, Inc.”

Subscription proceeds received from residents of Pennsylvania will be placed in a separate interest-bearing account with the escrow agent until subscriptions aggregating at least $12.5 million have been received and accepted by us. If we have not received and accepted subscriptions aggregating at least $12.5 million within one hundred twenty (120) days after receipt in the escrow, subscriptions of Pennsylvania residents will be returned to them. Until we have raised $12.5 million, Pennsylvania investors should make their checks payable to “Trustmark National Bank, Escrow Agent for Hartman Short Term Income Properties XX, Inc.” Once we have raised the Pennsylvania minimum, Pennsylvania investors should make their checks payable to “Hartman Short Term Income Properties XX, Inc.”

14.	Incorporation by Reference

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC”.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-154750) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011;
(2)	Current Report on Form 8-K filed with the SEC on December 17, 2010;
(3)	Current Report on Form 8-K filed with the SEC on January 4, 2011;
(4)	Quarterly Report on Form 10-Q filed with the SEC on May 14, 2010;
(5)	Quarterly Report on Form 10-Q filed with the SEC on August 13, 2010;
(6)	Quarterly Report on Form 10-Q filed with the SEC on November 15, 2010;

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov.  In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates.  Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any of all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in the prospectus, other than the exhibits, unless they are specifically incorporated by reference in those documents, write us at 2909 Hillcroft, Ste. 420, Houston, Texas 77057, Attention: Investor Relations, or contact our offices at (713) 467-2222.  The documents also may be accessed on our website at www.hi-reit.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Hartman Short Term Income Properties XX, Inc.
SUBSCRIPTION AGREEMENT
See pages 132- 136 of the Final Prospectus for instructions

1.	INVESTMENT

Minimum Purchase $10,000; $5,000 for IRAs	Make Investment Checks Payable to:
__________________ ___________	Hartman Short Term Income Properties XX, Inc.
Total $ Invested # of Shares

2.	LIQUIDITY

I have received the Final Prospectus and acknowledge that this
investment is considered illiquid.	Initials	Initials

3.	TYPE OF OWNERSHIP

NON QUALIFIED		QUALIFIED***
☐ Individual ☐ Joint Tenants with Rights of Survivorship (JTWROS) ☐ Joint Tenants in Common (JTIC) ☐ Uniform Gift to Minors Act (UGMA) ☐ Partnership ☐ Corporation ** ☐ Pension or Profit Sharing Plan

☐ Trust * / Trust Type:________
(Please specify, i.e. family, living, revocable, etc.)
☐ Other: ___________________

* Must attach a copy of title and signature page of trust document
** Must include requisite resolutions of the board of directors.

☐ IRA/IRA Rollover
☐ Qualified Pension Plan
☐ Qualified Profit Sharing Plan
☐ KEOGH
☐ Other: _________________

*** All IRA accounts must be forwarded to custodian for processing and signatures. Custodian will then submit to Hartman Short Term Income Properties XX, Inc.

4.	INVESTOR NAME AND ADDRESS
Skip this section if it is the same as the registration information in section 5. This is typical in the case of individual and joint accounts.
☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. ☐ Other _________ Name(s)	Taxpayer Identification Number __ __ - __ __ __ __ __ __ __
Social Security Number
__ __ __ - __ __ - __ __ __ __
Trust & Custodial accounts must provide a TIN and a SSN

Street Address or P.O. Box

City	State	Zip Code

Home Phone Number	E-Mail

(ALL FOUR PAGES MUST BE COMPLETED)

5.	REGISTRATION INFORMATION AND ADDRESS
Please print name (s) in which shares are to be registered. Include trust or custodial name, if applicable. Hartman Short Term Income Properties XX, Inc. (the “Company”) does not provide custodial services; therefore, if this is a custodial account, a custodian must be selected and indicated below. Also, custodian must sign and process paperwork prior to submission to the Company.

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. ☐ Other _________ Name(s)		Taxpayer Identification Number __ __ - __ __ __ __ __ __ __
Social Security Number
__ __ __ - __ __ - __ __ __ __
Trust & Custodial accounts must provide a TIN and a SSN
Street Address or P.O. Box
City	State	Zip Code
Home Phone Number	Occupation
Birth Date

6. ___INVESTOR ACKNOWLEDGEMENT (Please separately initial each of the representations below)___
In order to induce the Company to accept this subscription, I (we) hereby represent and warrant to the Company as follows:

(a)	I have received the Final Prospectus.
		Initials	Initials
(b)	I accept and agree to the terms and conditions of the Company charter.
		Initials	Initials
(c)	I am purchasing the Shares for my own account and I further acknowledge that the investment is not liquid.
		Initials	Initials

The Sponsor or any person selling shares on behalf of the Sponsor or the Company may not complete a sale of shares to a shareholder until at least five business days after the date the shareholder receives the final Prospectus.

The Sponsor or the person designated by the Sponsor shall send each shareholder a confirmation of his or her purchase.

7. ___ DISTRIBUTIONS (you must check one of the following) _________________________________
NOTE: Hartman Short Term Income Properties XX, Inc. does not provide custodial services. If this is a custodial account, please ensure that you have completed Section 5 appropriately and indicated the name of the custodian.

☐	I prefer to participate in the Dividend Reinvestment Plan with the transfer agent selected in the Final Prospectus
☐	I prefer distributions be paid to me at my address listed under Section 5
☐	I prefer to direct distributions to a party other than the registered owner per my instructions below
☐	I prefer distributions to be deposited directly into the following account: Checking ☐ Savings ☐
I wish to have my distributions deposited via: U.S. Mail ☐ Electronic Deposit ☐
(If you wish to have your distributions deposited electronically, please include the appropriate voided check)

Institution Name	Account Number
Name on Account	ABA Routing Number
Street Address or P.O. Box

City	State	Zip Code

I declare that the information supplied above is true and correct and may be relied upon by the Company in connection with my investment in Hartman Short Term Income Properties XX, Inc. Under penalties of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, and (b) I am not subject to back-up withholdings as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding.

(MUST BE SIGNED BY INVESTOR (S) OR TRUSTEE (S) AND, IF QUALIFIED PLAN, BY CUSTODIAN)
Signature of investor or trustee	Signature of joint owner, or custodian if applicable	Date

8. __ BROKER DEALER (to be completed by registered representative) _________________
The registered representative must sign below to complete order. The registered representative warrants that it is a duly licensed Broker-Dealer or authorized representative and may lawfully offer shares in the state designated as the investor’s address or the state in which the sale was made, if different. The registered representative warrants that he has reasonable grounds to believe this investment is suitable for the subscriber and that he has informed subscriber of all aspects of liquidity and marketability of this investment.

Broker Dealer Name

BD Address

City	State	Zip Code

Reg. Rep.	Rep. Phone Number

Rep. Address

City	State	Zip Code

Email Address

Representative CRD #:	BD Representative #:

Registered representative signature	Broker-Dealer signature, if required by Broker Dealer

9. ___	SUITABILITY ACKNOWLEDGEMENT
(Please separately initial each of the representations below)
In order to induce the Company to accept this subscription, I (we) hereby represent and warrant to the Company as follows:

I (we) have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the final Prospectus under “Suitability Standards.

Initials

I (we) have a net worth (as described above) of at least $70,000 and had during the last year or estimate that I (we) will have during the current tax year a minimum of $70,000 annual gross income, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the final Prospectus under “Suitability Standards.”

Initials
I (we) have reviewed and signed the supplemental subscription agreement for my (our) state of primary residence.
Initials
For residents of Missouri and Tennessee only: My (our) aggregate investment in the Company does not exceed 10% of my (our) liquid net worth and I (we) meet one of the Company’s suitability standards.
Initials

For residents of California only: My (our) aggregate investment in the Company does not exceed 10% of my (our) net worth (excluding home, home furnishing and automobiles) and I (we) have a gross annual income of at least $70,000 and a net worth (excluding home, home furnishing and automobiles) of at least $120,000.

Initials

For residents of Kansas only: I (we) acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments.  “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Initials

For residents of Alabama, Kentucky, Massachusetts, Michigan, and Pennsylvania only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company and other similar direct participation programs and I (we) meet one of the Company’s suitability standards.

Initials

For residents of Iowa and Nebraska only: My (our) investment in the Company and its affiliates does not exceed 10% of my (our) liquid net worth and I (we) have a minimum Net Worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or, in the alternative, a Net Worth of $350,000 (exclusive of home, auto and furnishings.

Initials

For residents of Massachusetts, Michigan, Ohio and Pennsylvania only: My (our) investment in the Company and its affiliates does not exceed 10% of my (our) liquid net worth and I (we) meet one of the Company’s suitability standards

Initials
For residents of Alabama, Ohio and Tennessee only: I (we) acknowledge that I (we) are not eligible to participate in the Automatic Purchase Plan.
Initials

10.	___ SIGNATURES

I (We) represent to the Company that (a) the information contained herein is complete and accurate and may be relied upon by the Company and (b) I (We) will notify the Company immediately of any material adverse change in any of such information occurring prior to the acceptance of my (our) subscription.

In WITNESS WHEREOF, I (We) have initialed the foregoing statements and executed this Subscription Agreement Signature Page this _____ day of____________________, 2011.

Individual Investors:
Print or Type Name

Signature

Address

Print or Type Name

Signature

Address

Please mail completed Subscription Agreement (with all signatures) and personal check(s) made payable to

Hartman Short Term Income Properties XX, Inc.
c/o Phoenix American Financial Services
2401 Kerner Blvd
San Rafael, CA 94901

1-800-880-2212 - Investor Relations